55 Cambridge Parkway, Suite 100 Cambridge, MA 02142 www.akceatx.com

April 17, 2018	Exhibit 10.2

Sarah Boyce
55 Cambridge Parkway, Suite 100
Cambridge, MA 02142

Dear Sarah,

It is my great pleasure to extend to you an offer to join Akcea Therapeutics, Inc., as President, reporting to me. In this position, you will receive an annual salary of $485,000.00 and be eligible for an annual increase to your base salary in accordance with our annual merit process. You are also eligible for an incentive bonus targeted at 45% of your base salary under our current Management by Objectives (MBO) program. Employees who join the company after October 1st of any given year will be eligible to participate in the MBO program the following calendar year.

I am also pleased to advise you that the Akcea Board of Directors has approved awarding to you 1,000,000 Akcea Stock Options and $500,000 in Akcea RSUs. These Akcea Options and RSUs will be granted and vest in accordance with your Grant Notice Agreement.

You also have the opportunity to participate in our employee benefits program. Please feel free to contact Martha Bradford at 617-207-0199 if you have any questions.

This offer is contingent on your signing in the space provided below, and signing the attached Employee Confidential Information, Inventions Assignment, Non-Competition and Non-Solicitation Agreement.

We are very pleased that you will be joining us, and we look forward to working with you! We anticipate a start date as set forth below your signature.

Sincerely,

/s/ Paula Soteropoulos

Paula Soteropoulos
Chief Executive Officer

Accepted and agreed:	/s/ Sarah Boyce

Date Accepted:	April 17, 2018

Start Date:	April 17, 2018